EXHIBIT 99.1

2621 West 15th Place Chicago, IL 60608 For additional information: Terence R. Rogers VP Finance and Treasurer 773.788.3720

RYERSON TULL REPORTS SECOND QUARTER 2004 EPS OF $0.83

Continues To Enjoy Benefits of Strong Market Demand and Improved Cost Structure

Chicago, Illinois – July 22, 2004 – Ryerson Tull, Inc. (NYSE: RT) today reported a second quarter 2004 net profit of $21.3 million, or $0.83 per diluted share. This compares with a net loss of $4.1 million, or $0.17 per share, in the second quarter of 2003, and a net profit of $12.0 million, or $0.46 per diluted share, in the first quarter of 2004. Second quarter 2004 results included a pretax restructuring charge of $593,000, or $0.01 per share, a pretax gain of $2.3 million, or $0.06 per share, on the sale of property, and $1.2 million after-tax, or $0.05 per share, positive income adjustment associated with a discontinued operation. Second quarter 2003 results included a pretax charge of $1.5 million, or $0.04 per share, for personnel reductions.

“We posted an excellent quarter, based on continued strong market conditions, combined with our successful marketing, cost, and productivity improvement programs,” said Neil S. Novich, Chairman, President, and CEO of Ryerson Tull.

Second-Quarter Performance

“Underlying demand remained strong in the second quarter,” said Novich. Second quarter 2004 sales increased 46.5 percent from the second quarter of 2003, on a 9.9 percent increase in tons shipped and a 33.2 percent increase in the average selling price per ton. On a sequential basis, second quarter 2004 sales increased 12.7 percent from the first quarter of 2004, as a 5.5 percent decline in tons shipped was offset by a 19.2 percent increase in the average selling price per ton. “Second-quarter volume trailed first-quarter levels, due in part to some pre-buying in the first quarter of 2004, in anticipation of rising prices and product shortages.”

“We continued to successfully manage margins in an increasing material cost environment, working with customers to adjust our prices accordingly,” continued Novich. Gross profit per ton improved to $216 in the second quarter of 2004, compared with $166 in the year-ago period and $188 in the first quarter of 2004. Gross margins were 18.7 percent in the second quarter of 2004, compared with 19.1 percent in the second quarter of 2003 and 19.4 percent in the first quarter of 2004.

Second quarter 2004 operating expenses per ton were $162, compared to $169 in the second quarter of 2003 and $154 in the first quarter of 2004. Sequentially, volume was down and operating expenses were impacted by rising fuel and other commodity costs.

Acquisition of J&F

On June 14, 2004, Ryerson Tull signed a definitive agreement to acquire J&F Steel, a four-location carbon flat rolled processor. The acquisition remains on track to close in the third quarter of 2004. Ryerson Tull has renegotiated its bank line of credit and, subject to completion of the acquisition, the facility will increase from $450 million to $525 million. “The increased availability will more than cover the cash necessary to complete the acquisition,” said Novich. Additionally, its maturity will be extended to the third quarter of 2008, from December 2006.

Strong Financial Condition

“We continue to maintain a solid balance sheet,” continued Novich. Ryerson Tull ended the second quarter with a debt-to-capital ratio of 43 percent and approximately $158 million available under its credit facility, compared with a debt-to-capital ratio of 44 percent and availability of $155 million at the end of the first quarter of 2004.

The company intends to make a $21.5 million voluntary contribution to its pension fund by September 15, 2004. “This contribution increases future funding flexibility and reduces costs,” said Novich.

Outlook

“We anticipate the typical summer slowdown during the third quarter, resulting from our customers’ vacation shutdowns,” concluded Novich. “However, based on customer input, we expect underlying business conditions and metals demand to remain strong.”

Note: Ryerson Tull will conduct a conference call to discuss second-quarter results on Friday, July 23, 2004, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryersontull.com.

Ryerson Tull, Inc. is North America’s leading distributor and processor of metals, with 2003 revenues of $2.2 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; ability to maintain or increase market share and gross profits; inventory management; market competition; the company’s ability to maintain or lower its cost structure; industry and customer consolidation; customer and supplier insolvencies; and labor relations.

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Thousands except Per Share and Per Ton Data)

	2004		2003	First Six Months Ended June 30
	Second Quarter	First Quarter	Second Quarter	2004	2003
NET SALES	$794,706	$704,845	$542,427	$1,499,551	$1,090,498
Cost of materials sold	646,280	567,849	438,762	1,214,129	877,320

Gross profit	148,426	136,996	103,665	285,422	213,178
Warehousing and delivery	61,024	59,249	56,917	120,273	112,706
Selling, general and administrative	52,218	52,841	47,251	105,059	94,978
Restructuring and plant closure costs	593	—	1,542	593	1,542
Gain on sale of assets	(2,347)	—	—	(2,347)	—

OPERATING PROFIT (LOSS)	36,938	24,906	(2,045)	61,844	3,952
Other revenue and expense, net	27	42	46	69	74
Interest and other expense on debt	(5,123)	(4,928)	(4,798)	(10,051)	(9,772)

INCOME (LOSS) BEFORE INCOME TAXES	31,842	20,020	(6,797)	51,862	(5,746)
Provision (benefit) for income taxes	11,835	8,028	(2,701)	19,863	(2,299)

INCOME (LOSS) FROM CONTINUING OPERATIONS	20,007	11,992	(4,096)	31,999	(3,447)
Discontinued operations (net of tax):
Adjustment to the gain on sale of the Inland Steel Company	1,243	—	—	1,243	—

NET INCOME (LOSS)	$21,250	$11,992	$(4,096)	$33,242	$(3,447)

INCOME (LOSS) PER SHARE OF COMMON STOCK

Basic:
Income (loss) from continuing operations	$0.80	$0.48	$(0.17)	$1.28	$(0.14)
Inland Steel Company—adjustment to gain on sale	0.05	—	—	0.05	—

Net income (loss)	$0.85	$0.48	$(0.17)	$1.33	$(0.14)

Diluted:
Income (loss) from continuing operations	$0.78	$0.46	$(0.17)	$1.25	$(0.14)
Inland Steel Company—adjustment to gain on sale	0.05	—	—	0.05	—

Net income (loss)	$0.83	$0.46	$(0.17)	$1.30	$(0.14)

Dividends on preferred stock	$48	$48	$48	$96	$96
Net income (loss) applicable to common stock	$21,202	$11,944	$(4,144)	$33,146	$(3,543)
Average shares of common stock—diluted	25,557	25,699	24,815	25,668	24,815
Supplemental Data :
Tons shipped (000)	688	728	625	1,415	1,268
Average selling price/ton	$1,155	$969	$867	$1,059	$860
Gross profit/ton	$216	$188	$166	$202	$168
Operating expenses/ton	162	154	169	158	165
Operating profit (loss)/ton	54	34	(3)	44	3
Depreciation included in Cost of materials sold	3,748	3,840	4,336	7,588	8,511
Depreciation included in SG&A expenses	1,492	1,488	1,515	2,980	3,015

(Dollars in Millions)
	06/30/2004	12/31/2003
Cash and cash equivalents	$18.0	$13.7
Accounts receivable	401.6	257.8
Current value of inventory	653.2	498.8
Inventory at LIFO value	461.9	437.6
Net property, plant and equipment	224.5	225.0
Net deferred tax asset	125.8	131.8
Accounts payable	219.1	144.9
Long-term debt	313.3	266.3
Stockholders' equity	414.1	382.3